Exhibit 99.1

Heska Corporation
Jon Aagaard
Director, Investor Relations
970.619.3033
investorrelations@heska.com

Heska Corporation Reports Third Quarter 2019 Results
Revenue $31.2 Million, Diagnostic Consumables Sales up 20.9%
New Product Launches and Core Business Growth Initiatives Reiterated

LOVELAND, CO, November 5, 2019 -- Heska Corporation (NASDAQ: HSKA - News; “Heska” or the “Company”), a provider of advanced veterinary diagnostic and specialty healthcare products, today reported financial results for its third quarter ended September 30, 2019. The Company reports results in two segments: Core Companion Animal (“CCA”) and Other Vaccines and Pharmaceuticals (“OVP”). Point of Care is referred to in this release as “POC”. The Company forecast for 2019 from the February 26, 2019 earnings call and release is referred to in this release as “Outlook”.

2019 Third Quarter and Year Over Year ("YOY") Metrics
$ in Millions except Earnings Per Share ("EPS")

	Q3 ($)	Q3 (%) YOY
Consolidated Revenue	$31.2	0.9%
CCA Revenue	$26.3	(3.1)%
POC Lab Consumables	$14.0	20.9%
POC Instruments: Lab & Other	$2.5	6.0%
POC Instruments: Infusion Pumps	$1.0	59.0%
POC Imaging	$5.3	0.2%
PVD[1]	$3.5	(52.2)%
OVP Revenue	$4.9	30.1%

	Q3 (%)	Q3 YOY bps[2]
Consolidated Gross Margin	43.7%	(410)
CCA Gross Margin	51.7%	+225
OVP Gross Margin	1.2%	(3,500)
Operating Margin	0.6%	+1,220

	Q3 ($)	Q3 (%) YOY
Net Loss Attributable to Heska	$(0.3)	81.4%
EPS, Basic	$(0.04)	82.6%
EPS, Diluted	$(0.04)	82.6%
1 "PVD" is Pharmaceuticals, Vaccines and Diagnostic, and includes Tri-Heart® heartworm. 2 “bps” is basis points.
Note: Numbers may not foot due to rounding.

Kevin Wilson, Heska’s Chief Executive Officer and President, commented, “The third quarter was another strong quarter for Heska. Our performance in nearly all key areas again met or exceeded our goals for the period and year to date. Strong growth in CCA Lab Diagnostics led the way, with POC Lab Consumables up 20.9% over the prior year period; Active Subscriptions, Months Under Subscription, Minimum Contract Subscription Value (“CSV”), and Subscription Retentions all continued to progress nicely in-line with our full-year Outlook. Sales campaigns and test menu expansions in the second quarter helped drive strong placements, renewals, utilization commitments, and favorable margins, contributing to higher-than-normal CSV results. Heska continues to retain the trust of existing customers while earning the confidence of new veterinarians, domestically and abroad, and we anticipate again capturing key products’ market share for the sixth year in a row in our highly competitive market. With (1) healthy commercial performance, (2) on-schedule research and development investments, especially in our highly-anticipated Element UF product, (3) positive operating cash trends, and (4) completion of our $86.25 million capital raise to help power our offense, the third quarter was a busy, productive, and positive period for Heska.”

Industry Trends and Capital Event
Heska’s full portfolio of POC Lab and Imaging diagnostics are critical to veterinarians and pet families because pets can’t speak. Real-time POC diagnostics in the exam room have become the indispensable ‘voice of pets’ that is central to driving positive healthcare outcomes in ways unrivaled by other category participants. Veterinary diagnostics, like those from Heska, continue to benefit from several strong, long-term growth trends, including: (1) the humanization of pets, (2) positive demographics and behaviors in pet households, (3) pressure on traditional veterinarian profit streams, (4) corporate consolidation in veterinary healthcare providers, (5) rapid globalization, (6) positive hospital patient visit and utilization trends, (7) positive (direct) payor and regulatory environments, (8) robust industry investment, and (9) accelerating consolidation activity. Heska is privileged to claim one of a very limited number of positions within this coveted space. To rapidly capitalize on the opportunities created by these and other trends within global veterinary healthcare, Heska successfully issued $86.25 million of Convertible Senior Notes in September 2019 to accelerate and fund intended expansion efforts and strategic growth initiatives.

Current Platforms Expansion
Heska successfully introduced new tests on existing platforms in June of this year and early results helped drive favorable growth in the third quarter. The additions of the Progesterone and BUN tests to Heska’s immunoassay and blood gas analyzers, respectively, and Heska’s new chemistry eWrapTM Plus panel helped increase retention and utilization in the quarter and further enhanced customer satisfaction and Heska’s overall competitiveness.

Element i+®
Element i+ is Heska’s next generation, multiplexing immunoassay platform for global veterinary and animal health applications. Element i+ was introduced to select sites in limited release in June of 2019. Element i+ leapfrogs Heska’s current leading immunoassay platform with multiplexing test cards, superior analyzer design, lower cost, expansive roadmap of ‘first and only’ POC testing, and global markets availability within Heska’s full POC line. Early reception for Element i+ has been favorable and broad market release is scheduled for December.

Element RC®
Element RC, Heska’s new rotor-based chemistry platform is targeted directly to the Company’s geographic expansion as Heska’s core international chemistry offering. Element RC was introduced to the European market in June of 2019 at the France Vet Trade Show in Paris and initial installs have now begun. Early reception for Element RC has been favorable and broad marketing release has commenced.

Element UFTM
The highly anticipated release of Heska’s Element UF urine and fecal analyzer is now a calendar quarter closer. Heska’s research and development investments continue to yield on-target and on-time key results; significant progress has been made with on-schedule alpha and beta Element UF instruments milestones expected in the fourth quarter of 2019 and first half of 2020 respectively, followed by a full-market release and targeted commercial revenues soon thereafter. Element UF is expected to be a major first-mover innovation from Heska that solves big and important problems for veterinarians across the globe in a market estimated to be many hundreds of millions of dollars. Heska continues to be confident in the Element UF market opportunity, feasibility, benefits, timetable, and potential for value creation.

France Expansion
Heska’s 2019 acquisition of Optomed in France is complete and the integrated and expanded team is making good progress. Heska POC Lab Diagnostics were introduced to the French market in June. Initial installations followed successfully in September. Early indications point toward favorable long-term opportunity and scale for Heska in France and broader Europe.

Australia Expansion
Heska’s Australia expansion is running slightly ahead of expectation. Small early wins in POC Lab Diagnostics continue and the learnings in Australia continue to provide a detailed roadmap for future Heska expansion. The team has continued to add to its subscription base by winning key individual hospitals and multi-site accounts over to the Heska Reset subscription model and offering. These early results, while relatively minor in bottom-line impact, continue to strengthen Heska’s conviction in the Company’s ability to expand, execute, and scale into markets outside of North America.

Corporate Account Update
Corporate Accounts (medium to large hospital networks and consolidators) continue to strongly support Heska. In 2017, PetVet Care Centers (“PVCC”) became a key Heska Corporate Account through 2024, with options to extend. After two years of working closely together, PVCC and Heska have now extended the term of the relationship through the end of 2026. PVCC is a great Heska customer on track for solid 2019 growth and for very strong and reliable mid-teens growth in 2020 through the end of 2026. For the full year 2019, Heska’s Corporate Account results are progressing in-line with the Company’s Outlook.

Summary
“This continues to be the most transformative building block period in Heska’s history,” continued Mr. Wilson. “Heska teams have been highly productive and hard at work to: (1) build international reach to more than double our potential customers, (2) develop and launch major innovations that solve big problems, (3) grow our core subscriber base while increasing their utilization, (4) raise, manage, and deploy capital for accelerated growth, (5) maintain operations discipline and positive operating cash flow, and (6) scale our teams and capabilities. With success in these initiatives, we aim to create a multiplier effect for significant and reliable value creation for years to come. While the competition is large, well-funded, and firmly against us, we are committed to our course, well along the path to success, and intent on winning,” concluded Mr. Wilson.

Financial Results

Revenue
2019 third quarter revenue was $31.2 million, a 0.9% increase from $31.0 million in the third quarter of 2018. CCA segment revenue decreased 3.1% to $26.3 million, from $27.2 million in the third quarter of 2018, driven primarily by expected lower sales of our PVD products, specifically Tri-Heart®, of approximately $4.0 million. Offsetting this decrease was strong POC Laboratory Consumables revenue increase of $2.4 million, a 20.9% increase. OVP segment revenue increased 30.1% to $4.9 million in the third quarter of 2019, from $3.8 million in the third quarter of 2018.

Cost of Goods
Third quarter 2019 gross profit decreased 7.6% to $13.7 million, compared to $14.8 million in the prior year, due largely to expected lower sales of Tri-Heart and OVP product mix and plant utilization charges. Third quarter 2019 gross margin was 43.7%, a decrease of 410 bps from the 47.8% gross margin in the third quarter of 2018. CCA margins in the third quarter of 2019 increased 225 basis points, to 51.7% compared to 49.4% in the third quarter of 2018, due to favorable contractual consumable commitments offset by lower margin PVD products primarily attributable to decreased sales of Tri-Heart. OVP margin of 1.2% in the third quarter of 2019 decreased compared to 36.2% gross margin in the third quarter of 2018, resulting from unfavorable product mix and plant utilization charges.

Income and Expenses
Total operating expenses in the third quarter of 2019 were $13.5 million (43.1% of sales), compared to $18.4 million (59.4% of sales) in the prior year. The decrease is due to non-recurring charges of $7.1 million primarily related to the settlement of a class action complaint related to legacy marketing faxes in the third quarter of 2018. Excluding the impact of these non-recurring charges, adjusted total operating expenses were $11.3 million (36.6% of sales) for the third quarter of 2018. When comparing third quarter 2019 total operating expenses to third quarter 2018 adjusted total operating expenses, total operating expenses increased $2.1 million in the 2019 period, primarily due to an increase of $1.6 million in research and development expenses related to new product development initiatives previously disclosed and an increase of $0.5 million in selling and marketing expenses attributable to expanded international operations in France and Australia.

Operating income increased 105.4% to $0.2 million during the third quarter of 2019, compared to an operating loss of $3.6 million in the third quarter of 2018. Adjusted for the non-recurring charge of $7.1 million for the third quarter of 2018, third quarter 2019 operating income decreased $3.3 million, or 94.4%, compared to an adjusted operating income of $3.5 million in the third quarter of 2018. Lower operating income resulted mainly from lower OVP profitability due to product mix and plant utilization charges as well as the aforementioned increase in research and development and marketing and sales costs.

Net loss attributable to Heska was $0.3 million, or a loss of $0.04 per share, in the third quarter of 2019, which includes a loss of approximately $0.6 million recorded in other expense relating to cyber theft, or a $0.01 impact per share, net of tax, compared to a loss of $1.7 million, or a loss $0.23 per share, in the third quarter of 2018. Heska maintains insurance coverage for criminal activities such as cyber theft, which we believe will mitigate the loss. A gain contingency is not recorded for this amount, however, and will not be recorded until it is determined to be probable of recovery. The Company has itself, and with the aid of outside experts, investigated the event, limited the impact of the act, and taken necessary measures to prevent a similar event from occurring in the future. Adjusted for the non-recurring charge of $7.1 million for the third quarter of 2018, 2018 adjusted net income attributable to Heska was $3.4 million, or adjusted earnings per diluted share of $0.43.

Balance Sheet
Effective January 1, 2019, Heska adopted the new lease accounting standard, ASC 842, Leases using the modified retrospective approach for all lease arrangements. The impact of the standard resulted in an increase in assets and liabilities of approximately $6.5 million as of the adoption date.

On September 17, 2019, Heska issued $86.25 million aggregate principal amount 3.750% Convertible Senior Notes due 2026 (the "Notes"). The net proceeds from the sale of the Notes were approximately $83.7 million after deducting the initial purchasers' discounts and the offering expenses. Approximately $12.8 million of net proceeds were used to repay all of the outstanding indebtedness under Heska's credit facility then in effect with JPMorgan Chase Bank, N.A. ("Chase"), and an additional $2.0 million of the net proceeds were used as collateral to fully fund a new letter of credit facility with Chase. Heska expects to use the remainder of the net proceeds from the sale of the Notes to fund the Company's intended expansion efforts, including through acquisitions of complementary businesses or technologies or other strategic transactions, and for working capital and other general corporate purposes.

2020 Outlook and 2020 Investor and Analyst Day
Heska plans to provide the Company’s updated 2020 outlook in its fourth quarter and full year 2019 earnings release. Heska also plans to host an Analyst and Investor Day on May 20, 2020 in New York City to discuss the Company’s strategic growth strategy and multi-year outlook. Details surrounding the event will be forthcoming.

Investor Conference Call
Management will conduct a conference call on Tuesday, November 5, 2019 at 9 a.m. MT (11 a.m. ET) to discuss the third quarter 2019 financial results. To participate, dial 1-866-548-4713 (domestic) or 1-323-794-2093 (international) and reference conference call access number 3413443. The conference call will also be webcast from the Company's website, https://ir.heska.com. To listen, log on to the web at this address at least ten minutes prior to the start of the call to register and download and install any necessary audio software. A telephonic replay will be available beginning at 2 p.m. ET on November 5, 2019 and continue through 11:59 p.m. ET on Tuesday, November 19, 2019. The telephone replay may be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international). The replay access number is 3413443. The webcast will also be archived on www.heska.com for 90 days.

About Heska
Heska Corporation (NASDAQ: HSKA - News) manufactures, develops and sells advanced veterinary diagnostic and specialty healthcare products through two business segments. The Core Companion Animal Health ("CCA") segment represents approximately 85% of revenues, and the Other Vaccines and Pharmaceuticals ("OVP") segment represents approximately 15% of revenues, as of September 30, 2019. CCA segment includes Point of Care Laboratory testing instruments and consumables, primarily under a unique multi-year Reset Subscription model, digital imaging products, software and services, local and cloud-based data services, allergy testing and immunotherapy, and single use offerings such as in-clinic diagnostic tests and heartworm preventive products. OVP segment includes private label vaccine and pharmaceutical production under third party agreements and channels, primarily for herd animal health.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties, and can be identified by our use of the words "scheduled," "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of such words and similar expressions. Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes, including financial results and perceived customer behavior. Factors that could affect the business and financial results of Heska generally include, but are not limited to, the following: risks related to reliance on third parties to develop and manufacture products for Heska; risks related to the commercialization of new products; uncertainties related to attempts to expand into international markets, including, but not limited to, uncertainties related to timing, profitability and currency effects; uncertainties related to Heska's ability to measure and predict trends in the veterinary market; uncertainties related to Heska's ability to measure and predict the effectiveness of commercial relationships; uncertainties related to the future impact of recent business development activity; risks related to Heska's reliance on third-party suppliers, which is substantial; competition; and other risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Annual Report on Form 10-K for the year ended December 31, 2018.

Use of Non-GAAP Financial Measures
In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. (“U.S. GAAP”), we also present third quarter 2018 adjusted total operating expenses, adjusted operating income, adjusted net income attributable to Heska and adjusted earnings per diluted share, which are non-GAAP financial measures and should be viewed as a supplement to (not substitute for) our results of operations presented under U.S. GAAP. The non-GAAP financial measures presented may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner. A reconciliation of non-GAAP financial measures and most directly comparable GAAP financial measures is included in this release. Our management has included these measures to assist investors and other interested persons in comparing our financial performance from period to period on a consistent basis.

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue:
Core companion animal	$26,339	$27,190	$75,771	$80,652
Other vaccines and pharmaceuticals	4,898	3,765	13,123	12,729
Total revenue, net	31,237	30,955	88,894	93,381

Cost of revenue	17,573	16,161	50,275	52,215

Gross profit	13,664	14,794	38,619	41,166

Operating expenses:
Selling and marketing	6,709	6,215	20,457	18,299
Research and development	2,532	935	6,137	2,165
General and administrative	4,230	11,239	12,473	20,223
Total operating expenses	13,471	18,389	39,067	40,687
Operating income (loss)	193	(3,595)	(448)	479
Interest and other expense (income), net	927	(50)	932	37
(Loss) income before income taxes and equity in losses of unconsolidated affiliates	(734)	(3,545)	(1,380)	442
Income tax (benefit) expense:
Current income tax expense	40	27	112	56
Deferred income tax benefit	(570)	(1,902)	(2,078)	(1,997)
Total income tax benefit	(530)	(1,875)	(1,966)	(1,941)

Net (loss) income before equity in losses of unconsolidated affiliates	(204)	(1,670)	586	2,383
Equity in losses of unconsolidated affiliates	(147)	—	(455)	—
Net (loss) income after equity in losses of unconsolidated affiliates	(351)	(1,670)	131	2,383
Net loss attributable to redeemable non-controlling interest	(41)	—	(132)	—
Net (loss) income attributable to Heska Corporation	$(310)	$(1,670)	$263	$2,383

Basic (loss) earnings per share attributable to Heska Corporation	$(0.04)	$(0.23)	$0.04	$0.33
Diluted (loss) earnings per share attributable to Heska Corporation	$(0.04)	$(0.23)	$0.03	$0.30

Weighted average outstanding shares used to compute basic (loss) earnings per share attributable to Heska Corporation	7,501	7,289	7,461	7,194
Weighted average outstanding shares used to compute diluted (loss) earnings per share attributable to Heska Corporation	7,501	7,289	7,960	7,820

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2019	2018
	UNAUDITED
ASSETS

Current Assets:
Cash and cash equivalents	$80,505	$13,389
Accounts receivable, net of allowance for doubtful accounts of $170 and $245, respectively	13,715	16,454
Inventories, net	26,215	25,104
Net investment in leases, current, net of allowance for doubtful accounts of $89 and $40, respectively	3,593	2,989
Prepaid expenses	3,028	1,533
Other current assets	2,695	2,938
Total current assets	129,751	62,407

Property and equipment, net	14,623	15,981
Operating lease right-of-use assets	5,870	—
Goodwill	27,216	26,679
Other intangible assets, net	9,206	9,764
Deferred tax asset, net	6,634	14,121
Net investment in leases, non-current	13,515	11,908
Investment in unconsolidated affiliates	7,563	8,018
Other non-current assets	9,633	7,574
Total assets	$224,011	$156,452

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$5,524	$7,469
Due to – related parties	—	226
Accrued liabilities	5,302	10,142
Current operating lease liabilities	1,714	—
Current portion of deferred revenue, and other	2,687	2,526
Total current liabilities	15,227	20,363

Convertible notes, long-term, net	43,823	—
Deferred revenue, net of current portion	6,183	7,082
Line of credit	—	6,000
Non-current operating lease liabilities	4,578	—
Other liabilities	217	598
Total liabilities	70,028	34,043

Redeemable non-controlling interest and mezzanine equity	300	—

Total stockholders' equity	153,683	122,409
Total liabilities, mezzanine equity and stockholders' equity	$224,011	$156,452

HESKA CORPORATION AND SUBSIDIARIES
RECONCILIATION TO NEAREST U.S. GAAP FINANCIAL MEASURE
($ in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2018
	Operating expenses	Operating (loss) income	Income tax (benefit) expense	Net (loss) income	Basic net earnings (loss) per share (2)	Diluted net earnings (loss) per share (2)
Reported GAAP	18,389	(3,595)	(1,875)	(1,670)	(0.23)	(0.23)
Litigation Provision and Other One-Time Costs (1)	7,051	7,051	2,000	5,051	0.69	0.66
Adjusted - Non-GAAP	11,338	3,456	125	3,381	0.46	0.43

(1) To exclude the effect of one-time charges of $7.1 million in the three months ended September 30, 2018 due to the agreement in principle to settle the complaint filed against the Company for $6.75 million, approximately $0.3 million of legal costs incurred in relation to the settlement negotiation, and other one-time costs, and the tax effect of those one-time charges.

(2) Weighted average outstanding shares used to compute adjusted basic and diluted net earnings (loss) per share were 7,289 and 7,916, respectively.